EXHIBIT 10(A)
RICHARD G. REITEN
CHAIRMAN & C.E.O.
TEL: 503.226.4211, EXT. 3304
FAX: 503.220.2584
TOLL FREE: 1.800.422.4012

Date:      October 3, 2001

To:

Subject:   Change in Control

           Northwest Natural Gas Company (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its Stockholders. In this connection, the Company recognizes that a transaction that may constitute a change in control could cause uncertainty and questions among management and may result in the departure or distraction of management personnel to the detriment of the Company and its Stockholders. Accordingly, the Board of Directors of the Company ("Board") has determined that it should take appropriate steps to clarify the status of certain pending transactions for purposes of the Company's employee compensation plans.

           The Board has decided to provide certain additional benefits to you in exchange for your acknowledgment below that neither the pending transaction, referred to as Project Tahoe, nor any of the steps necessary to implement that transaction, viewed individually or collectively, will constitute a change in control for any purpose under any current compensation plan or arrangement maintained by the Company or any plan established, maintained or participated in by the Company on or before December 31, 2002. This letter (the "Agreement") contains the terms and conditions of those understandings.

     1.    Additional Benefits Payable to You.
           -----------------------------------

           Upon signing the Agreement, Section 4 (iv) of your Change in Control Severance Agreement that defines "Good Reason" for you to terminate your employment with the Company and be entitled to receive severance benefits within 24 months following a qualifying change in control is amended to add new Section
4. (iv) (H), as follows:

                  4. (iv) (H)
                  the failure by the Company to pay you any portion of your current compensation, to credit your Executive Deferred Compensation Plan account in accordance with your previous election, or to pay you any portion of an installment of deferred compensation under the Executive Deferred Compensation Plan in which you participated, within seven (7) days of the date such compensation is due.


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     2.    Successors
           ----------

           As used herein, the "Company" means the Company (as defined above) and any successor to its business and/or assets. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by agreement to expressly assume the Company's obligations under the Plans (as defined below) in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     3.    Arbitration
           -----------

           Any controversy between you and the Company involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then in effect, and judgment on the award may be entered by any court having jurisdiction thereof. The exclusive location of the arbitration shall be Portland, Oregon. The expenses reasonably incurred by both parties in connection with arbitration, including attorney fees, shall be borne by the Company.

     4.    Acknowledgment of Rights under Prior Plans.
           ------------------------------------------

           You specifically understand and agree that, upon execution and delivery of this Agreement by the Company and you, Project Tahoe will not be considered a "Change in Control" for any and all purposes of this Agreement, the Company's severance plans, the Northwest Natural Gas Company Long Term Incentive Plan, the Northwest Natural Long Term Incentive Program, the Northwest Natural Gas Company 1985 Stock Option Plan, as amended, the Northwest Natural Gas Company Executive Deferred Compensation Plan, as amended, the Northwest Natural Gas Company Executive Supplemental Retirement Income Plan, as amended, the Northwest Natural Gas Company Umbrella Trust for Executives, as amended, or any plan established, maintained or participated in by the Company on or before December 31, 2002 (collectively the "Plans").

     5.    General Provisions
           ------------------

     (a) No provision in this Agreement shall be construed to guarantee continued employment by the Company for any specified period of time, or to impair or interfere with the Company's right to dismiss its employees.

     (b) All payments are subject to applicable withholding taxes and income taxes.

     (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.


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     (d)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           Please indicate your acceptance of the terms of this Agreement by signing one copy of this letter and returning it to me in the enclosed envelope. The second copy is for your own records.

                                            Sincerely,



                                            Richard G. Reiten
                                            Chairman and CEO


                           VERIFICATION AND ACCEPTANCE

           I have read the foregoing letter and understand that the Agreement set out above defines the entire obligation of the Company with respect to the additional benefits identified above and is limited to those benefits. I understand that this Agreement clarifies the Company's obligations under the Plans in the manner described above and that the opportunity to receive the additional benefits provided in the Agreement represents valuable consideration for this modification. I also understand that by accepting and agreeing to the terms of the Agreement I may be giving up valuable rights under the Plans, and I do so in recognition that the Agreement provides other valuable benefits that I do not have under the Plans. I voluntarily choose to accept the terms of the Agreement. I understand and expressly acknowledge that, by accepting the terms of this Agreement, I also agree that Project Tahoe shall not be considered a "Change in Control" for purposes of this Agreement or any of the Plans.


Date:_____________                           __________________________________